UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

____________________

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

STABILIS SOLUTIONS, INC.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 10, 2026

This Supplement relates solely to Proposal Two – Ratification of the Selection of the Company’s Independent Registered Public Accounting Firm with respect to the recently completed transaction pursuant to which CohnReznick L.L.P. ("CohnReznick") acquired certain assets of Ham, Langston & Brezina, L.L.P. (“HL&B”).

Stabilis Solutions, Inc., (“the “Company”) was advised by Ham, Langston and Brezina, LLP (“HL&B”), the Company’s independent registered public accounting firm, that HL&B completed a transaction pursuant to which, among other things, CohnReznick LLP (“CohnReznick”) acquired certain assets of HL&B. In connection with the closing of this transaction, HL&B notified the Company on July 8, 2026 that it has resigned as the Company’s independent registered public accounting firm. On July 8, 2026, the Audit Committee of the Company’s Board of Directors approved the appointment of CohnReznick as the Company’s new independent registered public accounting firm for the fiscal year ending December 31, 2026.

Stabilis Solutions, Inc. is filing this supplement to clarify that all references relating to Proposal Two of the Company’s proxy statement for its 2026 Annual Meeting of Shareholders (the “Proxy Statement”) to HL&B are modified to include any successor firm, specifically CohnReznick . Accordingly, any votes FOR Proposal Two will indicate support for the ratification of the appointment of HL&B or any successor firm, specifically CohnReznick, as Stabilis Solutions’ independent registered public accounting firm for the 2026 fiscal year.

Other than as described above, no other changes have been made to the Proxy Statement on Schedule 14A filed by the Company with the U.S. Securities and Exchange Commission on June 30, 2026 in connection with the Company’s 2026 Annual Meeting of Stockholders to be held on Monday, August 10, 2026, at 9:00 a.m., Central Daylight Time.

This Supplement is first being released to stockholders on or about July 10, 2026, and should be read together with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.